Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2013 RESULTS

•	Full year 2013 net income of $18.7 million on operating revenues of $299.0 million compared to net income of $7.8 million on operating revenues of $272.9 million in 2012

•	Fourth quarter net income of $1.8 million on operating revenues of $76.0 million compared to net income of $3.6 million on operating revenues of $70.9 million in the prior year quarter

•	Adjusted EBITDA of $95.3 million in full year 2013 compared to $78.8 million in 2012

•	Adjusted EBITDA of $20.0 million in fourth quarter 2013 compared to $21.2 million in the prior year quarter

•
In the fourth quarter, higher revenues due to the EC225 heavy helicopters resuming operations, increased utilization and rates for single engine helicopters in the U.S. Gulf of Mexico and new search and rescue customers were offset by lower dry-leasing revenues, an increase in headcount and compensation expenses and losses on equity investments

•	The increase in headcount, compensation expense and other administrative and general expenses is related to being an independent public company, which was not the case in the fourth quarter of 2012

•	As of December 31, 2013, unfunded capital commitments totaled $341.7 million of which $98.7 million is payable during 2014

•	Total long-term debt was $279.4 million as of December 31, 2013

•	As of December 31, 2013, cash balances were $31.3 million and remaining availability under our revolving credit facility was $136.1 million

Houston, Texas
March 17, 2014

FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today reported net income for its fourth quarter ended December 31, 2013 of $1.8 million on operating revenues of $76.0 million compared to net income of $3.6 million on operating revenues of $70.9 million in the prior year quarter. The Company also reported net income for its fiscal year ended December 31, 2013 of $18.7 million on operating revenues of $299.0 million compared to net income of $7.8 million on operating revenues of $272.9 million in the prior fiscal year.
Operating income for the current quarter was $9.6 million compared to $9.7 million in the prior year quarter. Operating income for fiscal year 2013 was $46.2 million compared to $32.1 million in the prior fiscal year. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $20.0 million in the current quarter compared to $20.7 million in the prior year quarter. EBITDA for fiscal year 2013 was $93.1 million compared to $67.3 million in the prior fiscal year. Fourth quarter and full year 2013 results included $0.5 million and $18.3 million in gains on asset dispositions, respectively, compared to $0.2 million and $3.6 million of gains in the fourth quarter and full year 2012.
Adjusted EBITDA for fiscal year 2013, which excludes a one-time charge of $2.0 million related to operating leases on certain helicopters configured for air medical services, was $95.3 million. Adjusted EBITDA for fiscal year 2012, which excludes an impairment charge of $5.9 million on our Brazilian joint venture, $2.9 million of expenses related to non-prosecution of our initial public offering, $2.0 million in SEACOR

Management Fees, and $0.7 million in severance expense related to prior changes in executive management, was $78.8 million. The $16.4 million increase in Adjusted EBITDA in fiscal year 2013 is primarily due to the $14.7 million increase in gains on asset dispositions compared to fiscal year 2012.

"2013 was a record year for Era. Operating revenues and Adjusted EBITDA increased by 10% and 21%, respectively, over the prior fiscal year. This record financial performance was achieved despite the suspension of flight operations of the EC225 heavy helicopters for more than half the year, which represent almost 25% of our fleet value," said Sten Gustafson, Chief Executive Officer of Era Group. "The significant gains recognized from asset dispositions during the year not only represent a continuation of our returns-focused strategy to deliver value for our shareholders but also further validate our strategy of owning our equipment. We have continued to deploy capital to selectively expand and upgrade our helicopter fleet as evidenced by our orders for new S92 and AW189 heavy helicopters and AW139 medium helicopters."

"Operating revenues of $76.0 million were also a record for the fourth quarter, representing a 7% increase over the prior year quarter. Fourth quarter Adjusted EBITDA of $20.0 million represented a decrease of $1.2 million from the prior year quarter. Our policy of recognizing revenue from our Brazilian joint venture and our customer in India only when cash is remitted resulted in a $2.8 million negative impact to revenues and EBITDA in the fourth quarter of 2013 compared to the fourth quarter of 2012."

Fourth Quarter Results
Operating revenues in the fourth quarter ended December 31, 2013 increased $5.1 million over the prior year quarter primarily due to the resumption of operations of the EC225 helicopters, increased utilization and higher rates for single engine helicopters in the U.S. Gulf of Mexico, and new search and rescue customers. These increases were partially offset by a decrease in dry-leasing revenues primarily due to lower cash receipts from our Brazilian joint venture and our customer in India and dry-leases that ended since the prior year quarter when the helicopters were sold or reassigned to our oil and gas operations. We collected cash receipts of $6.4 million from our Brazilian joint venture and our customer in India in the fourth quarter of 2013, which represents a $2.8 million decrease from the $9.2 million of cash collected in the prior year quarter.

Operating expenses were $2.9 million higher in the current quarter. Repairs and maintenance expenses were $1.6 million higher primarily due to the timing of repairs and an increase in power-by-hour expense as a result of an increase in flight hours and the resumption of the EC225 helicopter operations. Personnel costs increased $1.2 million primarily due to an increase in personnel to support the increased activity with oil and gas customers.
Administrative and general expenses were $3.0 million higher in the current quarter. Compensation and employee costs were $1.8 million higher primarily due to an increase in personnel, management bonus awards and share-based compensation related to incentive equity awards granted following our spin-off from SEACOR Holdings Inc. ("SEACOR"). Legal, professional and other expenses increased $0.6 million as a result of being an independent public company. Allowance for doubtful accounts increased $0.5 million due to collection issues related to a note with a customer that purchased parts in a previous year.
Depreciation expense was $11.1 million in the current quarter, a decrease of $0.3 million, primarily due to helicopters and related parts sold in 2013.
Losses from equity investments were $0.9 million in the current year quarter, which was $0.8 million lower than in the prior year quarter.

Sequential Quarter Results
Fourth quarter operating revenues decreased $5.0 million compared to the third quarter ended September 30, 2013, primarily due to the end of seasonal activities. Fourth quarter net income decreased $3.5 million. Operating income and Adjusted EBITDA for the fourth quarter decreased by $1.6 million and $5.4 million, respectively. In addition to the impact of seasonality factors, the decreases in net income, operating income and Adjusted EBITDA in the fourth quarter were also due to lower gains on asset dispositions and losses from equity investments.
Full Year Results
Operating revenues in 2013 increased $26.0 million compared to 2012 primarily due to higher utilization of medium helicopters related to an increase in oil and gas activities in the U.S. Gulf of Mexico and Alaska, the commencement of international oil and gas operations in 2013, and an increase in search and rescue activities. These increases were partially offset by a decrease in dry-leasing and air medical revenues.
Operating expenses were $19.4 million higher in 2013 compared to 2012. Repairs and maintenance expenses increased $12.9 million primarily due to the timing of repairs and the prior year benefit from vendor credits. Personnel costs increased $4.4 million primarily due to increased headcount to support the increase in oil and gas activities discussed above. In addition, lease expense was $1.5 million higher in the current year due to a one-time charge related to operating leases on certain air medical helicopters.
Administrative and general expenses increased $4.1 million in 2013 compared to 2012 primarily due to an increase in compensation and employee costs and expenses related to being an independent public company. Depreciation expense was $3.1 million higher in the current year primarily due to the addition of new and higher cost helicopters.
Gains on asset dispositions were $18.3 million in fiscal year 2013, a $14.7 million increase from the prior year.
Interest expense increased $7.4 million primarily due to the placement of the Company's 7.75% Senior Notes in December 2012. Income tax expense increased $4.4 million due to higher income before taxes and equity earnings in the current year.
Earnings from equity investments were $0.9 million in the current year, an increase of $6.4 million compared to the prior year loss of $5.5 million, primarily due to the recognition of a loss of $0.6 million and an impairment charge of $5.9 million, net of tax, on our investment in our Brazilian joint venture in the first quarter of 2012.
Equipment Acquisitions
During the quarter ended December 31, 2013, the Company's capital expenditures were $61.9 million, which consisted primarily of deposits on future helicopter deliveries. The Company records helicopter acquisitions in property and equipment and places helicopters in service once all completion work has been finalized and the helicopters are ready for use. The Company accepted delivery of two new AW139 helicopters in January 2014, and placed both of them into service in late February.
Capital Commitments
The Company’s unfunded capital commitments as of December 31, 2013 consisted primarily of orders for helicopters and totaled $341.7 million, of which $98.7 million is payable during 2014 with the balance payable through 2017. The Company also had $2.3 million of deposits paid on options not yet exercised. The Company may terminate $164.4 million of its total commitments (inclusive of deposits paid on options not yet exercised) without further liability other than liquidated damages of $11.1 million in the aggregate.
Included in these capital commitments are agreements to purchase ten AW189 heavy helicopters, four S92 heavy helicopters, two AW139 medium helicopters, and five AW169 light twin helicopters. The AW189 helicopters are scheduled to be delivered beginning in late 2014 through 2017. The S92 helicopters are scheduled to be delivered in 2016 and 2017. The AW139 helicopters are scheduled to be delivered in 2014.

Delivery dates for the AW169 helicopters have yet to be determined. In addition, we had outstanding options to purchase up to an additional ten AW189 helicopters, five S92 helicopters and four AW139 helicopters.
Liquidity Update
As of December 31, 2013, the Company had a cash balance of $31.3 million and remaining availability under its senior secured revolving credit facility of $136.1 million.
Brazilian Joint Venture
On February 15, 2014, definitive agreements were executed with respect to the transfer to a third party of the 50% economic interest and 80% voting interest held by the Company’s partner in Aeróleo Taxi Aero S/A (“Aeróleo”), its Brazilian joint venture. As consideration for the transfer of interests and the other terms and conditions of the transaction, Aeróleo will be required to make payment to affiliates of the transferring partner in the form of severance and partial repayment of shareholder loans that will likely require a capital infusion by the Company of approximately $2 million. The transaction remains subject to customary closing conditions, including receipt of required local regulatory approval, and is expected to close in the second half of 2014.  On February 19, 2014, in connection with execution of the definitive agreements, the Company and its partner filed a joint motion to dismiss their ongoing arbitration.
As a result of the transaction, the Company may be required to consolidate the financial results of Aeróleo in its financial statements following the consummation of the transactions.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Tuesday, March 18, 2014, to review the results for the fourth quarter and fiscal year ended December 31, 2013. The conference call can be accessed as follows:
All callers will need to reference the access code 12521582
Within the U.S.:
Operator Assisted Toll-Free Dial-In Number: (866) 607-0535
Outside the U.S.:
Operator Assisted International Dial-In Number: (832) 445-1827
Replay
A telephone replay will be available through March 31, 2014 and may be accessed by calling (855) 859-2056 for domestic callers or (404) 537-3406 for international callers. An audio replay will also be available on the Company's website at www.eragroupinc.com shortly after the call and will be accessible for approximately 90 days.
About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group also provides helicopters and related services to third-party helicopter operators and customers in other countries, including Brazil, Canada, India, Mexico, Norway, Spain, Sweden, the United Kingdom and Uruguay. Era Group's helicopters are primarily used to transport personnel to, from and between offshore installations, drilling rigs and platforms.
This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the effect of the Spin-off, including the ability of the Company to recognize the expected benefits from the Spin-off and the Company's dependence on SEACOR's performance under various agreements; decreased demand and loss of revenues resulting from developments that may adversely impact the offshore oil and gas industry, including the issuance of new safety and environmental guidelines or regulations that could increase the costs of exploration and production, reduce the area of operations and result in permitting delays, U.S. government implemented moratoriums directing operators to cease certain drilling activities and any extension of such moratoriums that may result in unplanned customer suspensions, cancellations, rate reductions or non-renewals of aviation equipment contracts or failures to finalize commitments to contract aviation equipment; safety issues experienced by a particular helicopter model that could result in customers refusing to use that helicopter model or a regulatory body grounding that helicopter model, which could also permanently devalue that helicopter model; the cyclical nature of the oil and gas industry; increased U.S. and foreign government legislation and regulation, including environmental and aviation laws and regulations, and the Company's compliance therewith and the costs thereof; dependence on the activity in the U.S. Gulf of Mexico and Alaska and the Company's ability to expand into other markets; liability, legal fees and costs in connection with providing emergency response services; decreased demand for the Company's services as a result of declines in the global economy; declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations; activity in foreign countries and changes in foreign political, military and economic conditions; the failure to maintain an acceptable safety record; the dependence on small number of customers; consolidation of the Company's customer base; the ongoing need to replace aging aircraft; the Company's dependence on the used aircraft market; industry fleet capacity; restrictions imposed by the U.S. federal aviation laws and regulations on the amount of foreign ownership of the Company's common stock; operational risks; risks associated with our debt structure; operational and financial difficulties of our joint ventures, partners and customers; effects of adverse weather conditions and seasonality; adequacy of insurance coverage; the attraction and retention of qualified personnel; and various other matters and factors, many of which are beyond the Company's control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words “estimate,” “project,” “intend,” “believe,” “plan” and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect Era Group's businesses, particularly those mentioned under “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, in our subsequent Quarterly Reports on Form 10-Q and in our periodic reporting on From 8-K (if any), which are incorporated by reference.
For additional information concerning Era Group, contact Christopher Bradshaw at (281) 606-4871 or visit Era Group's website at www.eragroupinc.com.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Operating Revenues	$75,998	$70,895	$298,959	$272,921
Costs and Expenses:
Operating	45,213	42,282	186,612	167,195
Administrative and general	10,562	7,575	38,924	34,785
Depreciation	11,129	11,471	45,561	42,502
	66,904	61,328	271,097	244,482
Gains on Asset Dispositions, Net	464	157	18,301	3,612
Operating Income	9,558	9,724	46,163	32,051
Other Income (Expense):
Interest income	139	145	591	910
Interest expense	(4,311)	(3,757)	(18,050)	(10,648)
SEACOR management fees	—	(500)	(168)	(2,000)
Derivative (losses) gains, net	(26)	2	(104)	(490)
Foreign currency gains, net	233	87	698	720
Other, net	—	—	19	30
	(3,965)	(4,023)	(17,014)	(11,478)
Income Before Income Tax Expense and Equity In Earnings (Losses) of 50% or Less Owned Companies	5,593	5,701	29,149	20,573
Income Tax Expense	3,036	2,086	11,727	7,298
Income Before Equity in Earnings (Losses) of 50% or Less Owned Companies	2,557	3,615	17,422	13,275
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(880)	(84)	882	(5,528)
Net Income	1,677	3,531	18,304	7,747
Net Loss Attributable to Noncontrolling Interest in Subsidiary	75	40	401	40
Net Income Attributable to Era Group Inc.	1,752	3,571	18,705	7,787
Accretion of Redemption Value on Series A Preferred Stock	—	2,135	721	8,469
Net Income (Loss) Attributable to Common Shares	$1,752	$1,436	$17,984	$(682)

Basic Earnings (Loss) Per Common Share	$0.09	$0.06	$0.88	$(0.03)
Diluted Earnings (Loss) Per Common Share	$0.09	$0.06	$0.88	$(0.03)

EBITDA	$20,014	$20,700	$93,051	$67,285
Adjusted EBITDA	$20,014	$21,200	$95,264	$78,837

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts, unaudited)

	Three Months Ended
	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012
Operating Revenues	$75,998	$80,997	$74,237	$67,727	$70,895
Costs and Expenses:
Operating	45,213	51,338	46,945	43,116	42,282
Administrative and general	10,562	9,683	9,545	9,134	7,575
Depreciation	11,129	11,340	11,431	11,661	11,471
	66,904	72,361	67,921	63,911	61,328
Gains on Asset Dispositions, Net	464	2,560	4,476	10,801	157
Operating Income	9,558	11,196	10,792	14,617	9,724
Other Income (Expense):
Interest income	139	155	150	147	145
Interest expense	(4,311)	(4,394)	(4,613)	(4,732)	(3,757)
SEACOR management fees	—	—	—	(168)	(500)
Derivative (losses) gains, net	(26)	(96)	21	(3)	2
Foreign currency gains (losses), net	233	409	315	(259)	87
Other, net	—	7	9	3	—
	(3,965)	(3,919)	(4,118)	(5,012)	(4,023)
Income Before Income Tax Expense and Equity In Earnings (Losses) of 50% or Less Owned Companies	5,593	7,277	6,674	9,605	5,701
Income Tax Expense	3,036	2,715	2,398	3,578	2,086
Income Before Equity in Earnings (Losses) of 50% or Less Owned Companies	2,557	4,562	4,276	6,027	3,615
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(880)	526	674	562	(84)
Net Income	1,677	5,088	4,950	6,589	3,531
Net Loss Attributable to Noncontrolling Interest in Subsidiary	75	116	105	105	40
Net Income Attributable to Era Group Inc.	1,752	5,204	5,055	6,694	3,571
Accretion of Redemption Value on Series A Preferred Stock	—	—	—	721	2,135
Net Income Attributable to Common Shares	$1,752	$5,204	$5,055	$5,973	$1,436

Basic Earnings Per Common Share	$0.09	$0.26	$0.25	$0.28	$0.06
Diluted Earnings Per Common Share	$0.09	$0.25	$0.25	$0.28	$0.06

EBITDA	$20,014	$23,382	$23,242	$26,413	$20,700
Adjusted EBITDA	$20,014	$25,427	$23,242	$26,581	$21,200

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$31,335	$22,517	$27,345	$25,032	$11,505
Receivables:
Trade, net of allowance for doubtful accounts	38,137	48,435	40,645	41,044	48,810
Other	4,374	2,961	14,607	16,133	4,430
Inventories, net	26,853	26,692	26,223	26,696	26,650
Prepaid expenses and other	2,167	1,278	2,854	2,715	1,803
Deferred income taxes	2,347	3,642	3,642	3,642	3,642
Escrow deposits	—	9,900	16,010	—	—
Total current assets	105,213	115,425	131,326	115,262	96,840
Property and Equipment	1,066,958	1,014,907	1,012,661	1,021,453	1,030,276
Accumulated depreciation	(263,306)	(255,299)	(251,613)	(246,498)	(242,471)
Net property and equipment	803,652	759,608	761,048	774,955	787,805
Investments, at Equity, and Advances to 50% or Less Owned Companies	34,986	36,113	35,529	34,705	34,696
Goodwill	352	352	352	352	352
Other Assets	14,380	16,071	17,300	17,830	17,871
Total Assets	$958,583	$927,569	$945,555	$943,104	$937,564

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$12,946	$16,606	$15,585	$13,126	$15,703
Accrued wages and benefits	8,792	8,937	6,976	7,662	4,576
Accrued interest	772	4,625	770	5,213	1,401
Accrued income taxes	613	—	—	—	—
Derivatives	621	—	—	—	—
Due to SEACOR	347	190	211	270	—
Current portion of long-term debt	2,787	2,787	2,787	2,787	2,787
Other current liabilities	3,267	6,894	5,253	4,309	5,232
Total current liabilities	30,145	40,039	31,582	33,367	29,699
Deferred Income Taxes	209,574	208,483	204,487	203,343	203,536
Long-Term Debt	279,391	240,029	275,667	276,307	276,948
Deferred Gains and Other Liabilities	3,412	5,343	5,947	8,164	7,864
Total liabilities	522,522	493,894	517,683	521,181	518,047
Preferred Stock:
Series A Preferred Stock	—	—	—	—	144,232
Series B Preferred Stock	—	—	—	—	—
Total preferred stock	—	—	—	—	144,232
Equity:
Era Group Inc. Stockholders' Equity:
Common stock	202	202	202	201	—
Class B common stock	—	—	—	—	245
Additional paid-in capital	421,310	420,650	420,056	419,036	278,838
Retained earnings (accumulated deficit)	14,680	12,928	7,724	2,669	(4,025)
Treasury shares, at cost	(113)	(94)	(63)	—	—
Accumulated other comprehensive income (loss), net of tax	176	108	(44)	(85)	20
	436,255	433,794	427,875	421,821	275,078
Noncontrolling interest in subsidiary	(194)	(119)	(3)	102	207
Total equity	436,061	433,675	427,872	421,923	275,285
Total Liabilities and Stockholders' Equity	$958,583	$927,569	$945,555	$943,104	$937,564

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income, interest expense and interest expense on advances from SEACOR), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for SEACOR Management Fees and certain other items that occur during the reported period. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA.

	Three Months Ended					Year Ended December 31,
	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	2013	2012
	(in thousands)
Net Income	$1,677	$5,088	$4,950	$6,589	$3,531	$18,304	$7,747
Depreciation	11,129	11,340	11,431	11,661	11,471	45,561	42,502
Interest Income	(139)	(155)	(150)	(147)	(145)	(591)	(910)
Interest Expense	4,311	4,394	4,613	4,732	3,757	18,050	10,648
Income Tax Expense	3,036	2,715	2,398	3,578	2,086	11,727	7,298
EBITDA	$20,014	$23,382	$23,242	$26,413	$20,700	$93,051	$67,285
SEACOR Management Fees	—	—	—	168	500	168	2,000
Special Items (1)	—	2,045	—	—	—	2,045	9,552
Adjusted EBITDA	$20,014	$25,427	$23,242	$26,581	$21,200	$95,264	$78,837
Gains on Asset Dispositions, Net ("Gains")	(464)	(2,560)	(4,476)	(10,801)	(157)	(18,301)	(3,612)
Adjusted EBITDA Excluding Gains	$19,550	$22,867	$18,766	$15,780	$21,043	$76,963	$75,225

(1) Special items include the following:

•	Severance expense of $0.7 million for the year ended December 31, 2012, due to prior changes in executive management;

•	Expenses incurred in connection with our abandoned initial public offering of $2.9 million for the year ended December 31, 2012;

•	An impairment charge of $5.9 million, net of tax, for the year ended December 31, 2012, on our investment in Aeróleo Taxi Aéreo S/A; and

•	A one-time charge of $2.0 million related to operating leases on certain air medical helicopters for the three months ended September 30, 2013 and the year ended December 31, 2013.

ERA GROUP INC. FLEET COUNTS (1) (unaudited)

	Dec. 31, 2013 (2)	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012
Heavy:
EC225	9	9	9	9	10

Medium:
AW139	35	36	35	35	33
B212	11	11	11	11	13
B412	6	6	6	6	6
S76 A/A++	3	3	6	6	7
S76 C+/C++	6	6	7	9	10
	61	62	65	67	69

Light—twin engine:
A109	9	9	9	9	9
BK-117	3	6	6	6	6
EC135	20	20	20	20	19
EC145	4	4	3	3	3
	36	39	38	38	37

Light—single engine:
A119	24	24	24	24	24
AS350	35	35	35	35	35
	59	59	59	59	59
Total Helicopters	165	169	171	173	175
____________________
(1) Includes all owned, joint ventured, leased-in and managed helicopters.
(2) The Company accepted delivery of two new AW139 helicopters in January 2014, and placed both of them into service in late February.